  Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of WidePoint Corporation (the “Company”) of our report dated March 24, 2020, relating to the consolidated financial statements of the Company, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (and expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting standards), filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Diego, California
June 19, 2020